Exhibit 10.1

SUMMARY OF DIRECTORS’ COMPENSATION

Effective July 8, 2019, compensation paid to non-employee directors of A. O. Smith Corporation is as follows: Directors will receive an annual cash retainer of $75,000, paid quarterly and the lead director will receive an annual cash retainer of $100,000, paid quarterly. Each director receives Common Stock with a market value of $130,000 on the date of the award. The committee retainers to each director remain unchanged. Each Investment Policy Committee and Personnel and Compensation Committee member will receive an annual retainer of $13,000, paid quarterly. Each Nominating and Governance Committee member will receive an annual retainer of $10,500, paid quarterly. The Chairperson of these Committees receives an additional annual retainer of $12,000, paid quarterly. Each Audit Committee member receives an annual retainer of $23,500, paid quarterly with the Chairperson receiving an additional annual retainer of $17,500, paid quarterly.